April 29, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: T. Rowe Price Index Trust, Inc. (the "Registrant")

T. Rowe Price Equity Index 500 Fund

T. Rowe Price Extended Equity Market Index Fund

T. Rowe Price Total Equity Market Index Fund

File Nos.: 033-32859/811-5986

Post-Effective Amendment No. 17

Commissioners:

We are counsel to the above-referenced registrant which proposes to file,

pursuant to paragraph (b) of Rule 485 (the "Rule"), the above-referenced

Post-Effective Amendment (the "Amendment") to its registration statement under the Securities Act of 1933, as amended.

Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

Sincerely,

/s/Shearman & Sterling

Shearman & Sterling